Exhibit 10.11
                            ELCO INDUSTRIES, INC.
                             1111 Samuelson Rd.
                               P.O. Box 7009
                          Rockford, IL  61125-7009



June 27, 1989

Mr. Akira Okabe, President
Okabe Company Limited
21-15 Mukohjima 4-Chome Sumida-Ku
Tokyo, Japan

Dear Mr. Okabe:

Thank you for your letter of May 30, 1989. Since then Mr. Ohno has spoken to me about your plans and interests generally with respect to your investment in Elco. I believe I now have a clearer understanding of your wishes.

It is now my understanding that, conditioned upon approval by the Elco board of directors for you to increase your ownership of Elco stock to no more than 21% of Elco's outstanding shares, you agree to the following on behalf of yourself and your group:

      1. For ten years from the date the board approves your increase to 21%, you and your group will not directly or indirectly own or acquire any stock of Elco if the effect of the ownership or acquisition would be to increase the aggregate voting power of you and your group to greater than 21% of the total combined voting power of the Elco stock then outstanding.

      2. Any time you or your group wishes to sell any or all of your stock, you will first offer the stock to Elco at whatever price a third party in good faith is then offering to purchase the stock from you or, if there is no pending offer from a third party, at the closing bid price on NASDAQ the day of your offer to Elco. We shall have 15 days to tell you whether we, or anyone to whom we have assigned the right to purchase, wish to buy the stock at the offered price. We will pay 10% of the price at the time we tell you we wish to buy and the balance will be paid against delivery of the stock within 30 days thereafter. Any stock which you offer to us and we do not purchase may be sold by you for the next 45 days at the price you offer us or a higher price. Other than as I have described above, neither you nor your group will sell its Elco stock.

If this expresses your understanding and is agreeable to you, please sign and return to me the duplicate copy of this letter and I will present it to the board at our next meeting presently scheduled for August 17, at which time I will ask the board to approve this agreement. I will then promptly notify you.

Elco is a good company with capable and energetic employees. We are pleased that you agree.

Kindest regards,



Jack W. Packard
Chairman
Chief Executive Officer

SUBMITTED IN DUPLICATE

Agreed:


Akira Okabe                            July 17, 1989
Akira Okabe                            Date



cc:    Mr. R. Berner, Jr.
       Mr. M. Funai
       Mr. K. Ohno

                        OKABE COMPANY LIMITED
                          4-21-15. MUKOHJlMA
                       SUMlDA-KU, TOKYO 131 JAPAN




July 17, 1989



Mr. Jack W. Packard
Chairman & CEO
Elco Industries, Inc.
1111 Samuelson Road, P.O. Box 7009
Rockford, IL 61125-7009 U.S.A.



Dear Mr. Packard,



I am pleased to return to you herewith your letter-agreement dated June 27, 1989 regarding further purchases of Elco stock by Okabe
Co., Ltd. I have signed the same, as President, and am returning it to you herewith with our following understanding to your letter-agreement.

In case Okabe's percentage of ownership of ELco shares increases to more than 21~ due to decrease in the number of outstanding shares caused by acquisition of its own shares by Elco, such change in percentage of Okabe's ownership to more than 21% shall not be construed to be in violation of paragraph 1 of your letter-agreement.

We believe that your intention is identical to our above understanding.


Yours very truly,



Akira Okabe
Akira Okabe
President


cc:    Mr. R. Berner, Jr.
       Mr. M. Funai
       Mr. K. Ohno

                          ELCO INDUSTRIES, INC.
                            1111 Samuelson Rd.
                              P.O. Box 7009
                         Rockford, IL  61125-7009



August 18, 1989



Mr. Akira Okabe, President
Okabe Company Limited
21-15 Mukohjima 4-Chome Sumida-Ku
Tokyo, Japan

Dear Mr. Okabe:

I am pleased to report that Elco's board of directors ratified our letter agreement dated June 27, 1989 at the regular quarterly board meeting held on August 17, 1989.

They also agreed with your understanding as expressed in your letter of July 17, 1989 regarding the result of a reduction in the number of shares outstanding.

Attached is a copy of a press release announcing our agreement.
Should you make any announcement in Japan, I would appreciate receiving a copy.


Best regards,


Jack W. Packard
Jack W. Packard
Chairman
Chief Executive Officer

Enclosure

cc:  Ken Ohno